UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 30, 2009

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement

On June 30, 2009, Nautilus, Inc. (the “Company”) entered into an Office Lease (the “Lease”) with Columbia Tech Center, L.L.C. (the “Landlord”), a Washington limited liability company, for a portion of the same building previously leased by the Company for its headquarters. As further described under Item 1.02 of this Current Report on Form 8-K, on June 30, 2009 the Company also entered into an agreement with the Landlord to terminate the prior lease.

The Lease is effective as of July 3, 2009 and for a term of sixty months with an option to extend for another five years. The monthly base rent for the first ninety days of the lease shall be $158,333.00, and for the remaining term shall be $112,855.58, which includes operating expenses such as utilities and maintenance. If the Lease term is extended for the optional five years, the monthly base rent shall increase to $124,141.14, including operating expenses. The Landlord must maintain insurance on the property. Customary provisions allowing for late fees for unpaid rent, Landlord access to the property, and events of default are included. The Landlord may terminate the Lease under certain circumstances, but must either pay a termination fee or relocate the Company to another location within three miles of the building project in which it is currently located.

This summary is qualified in its entirety to the Lease itself, which is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement

On June 30, 2009, the Company entered into a Lease Termination Agreement (the “Termination”) with the Landlord, terminating, as of July 2, 2009, the Lease Agreement (the “Prior Lease”), dated November 23, 2004, by and between the Company and the Landlord for the Company’s headquarters building in Vancouver, Washington. The Company paid a termination fee of $1,900,000 to the Landlord on July 2, 2009 in accordance with the terms of the Prior Lease.

The Prior Lease was for the 482,538 net rentable square foot building and associated land in Vancouver, Washington. The lease provided for an initial term of ten years with an annual base rent of $1,900,000 and included an option to extend the lease for an additional ten year period. At any time during the first seven years of the Prior Lease, the Company had an option to purchase the building and land for a total purchase price of $22,500,000. The Company paid operating costs such as utilities and maintenance, which totaled approximately $2.3 million in 2008. This summary of the Prior Lease is qualified in its entirety to the lease itself, which is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2004.

Item 2.05	Costs Associated with Exit or Disposal Activities

On June 30, 2009, the Company’s management committed to a plan to terminate the Prior Lease and to enter into a new lease agreement with the Landlord. The Company took this action as part of its cost reduction efforts. The Company paid a termination fee in the amount of $1,900,000 on July 2, 2009 and expects to incur additional charges of approximately $8.0 million in connection with the termination of the Prior Lease. Of these charges, $1.9 million are expected to be cash charges and $8.0 million are expected to be non-cash.

The major types of charges expected to be incurred are as follows:

Contract Termination Costs	$1.9 million
Impairment of Leasehold Improvements	$8.0 million

Total	$9.9 million

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based upon management’s beliefs, as well as assumptions made by and information currently available to management. All statements other than statements of historical fact included in this Form 8-K, in particular regarding the anticipated costs and charges related to the termination of its headquarters building lease, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements identified by the words “estimates,” “expects to,” “currently expects” and similar expressions. Actual events or results may differ materially from such forward-looking statements. For information about the factors that could cause such differences, please refer to the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished herewith and this list constitutes the exhibit index:

Exhibit No.	Description
99.1	Lease agreement, dated June 30, 2009 between Columbia Tech Center, L.L.C. and Nautilus, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC. (Registrant)

July 7, 2009	By:	/s/ Kenneth L. Fish

(Date)		Kenneth L. Fish,
Chief Financial Officer